Exhibit 99.1

Liberty Tax Service Reports Fiscal 2012 Full Year Results and the Initiation of

Trading on the OTC Bulletin Board

JTH Holding, Inc. (OTCBB:LTAXA)( the “Company”), the parent company of Liberty Tax Service, today reported net income for the fiscal year ended April 30, 2012 of $17.4 million, or $1.23 per diluted share.   During its fourth quarter, the Company determined that it would postpone its planned initial public offering (IPO), and for this reason incurred an after tax charge of approximately $0.8 million associated with the costs of that offering.  Adjusting for that one-time charge, adjusted (non-GAAP) income for fiscal 2012 was $18.3 million, an increase of 16% compared to net income in the prior year.  Adjusted earnings per share increased 21% to $1.29 per diluted share due to both the increased earnings and a decline in weighted average shares outstanding.  Revenues grew 14% to $109.1 million in fiscal 2012 compared to the prior year.

During the recent tax season the Company operated in 4,183 office locations in the United States and Canada, compared to 3,845 in the prior year.   In both years, more than 98% of our office locations were operated by franchisees of the Company.  Total returns filed by the company increased to approximately 2.2 million from approximately 2.0 million in the prior fiscal year, an increase of 7%.  The IRS recently reported that total tax returns filed grew 2.1% during this tax season compared to 2011 tax season; however tax returns claiming a refund grew by only 0.9% during the 2012 tax season.

“Fiscal 2012 was another important year in Liberty’s growth strategy to become the leader in the tax preparation industry,”  noted Founder and CEO John Hewitt.  “In a tough economic climate that has impacted small businesses around the country, and resulted in fewer businesses being operated through franchisees, Liberty Tax Service continues to grow and expand.  Issues at the IRS during the early portion of the season and the expiration of the Make Work Pay Tax Credit made customer service a challenge,” noted Mr. Hewitt, “however our franchisees continue to provide the best service in the industry.”

New Credit Facility

During the fourth quarter of Fiscal 2012, the company replaced its credit facility that was due to mature in March 2013 with a new five year credit facility through a syndicate of seven banks.   The new credit facility totals $130 million and is comprised of a $25 million term loan and a $105 million revolving line of credit.   “ The increase in the size of the facility and the fact that a majority of the existing banks chose to continue in our facility is another demonstration of the confidence our partners have in our business model, and our ability to grow and expand our brand,” noted Mark Baumgartner, CFO.

Initiation of Trading on the Over the Counter Bulletin Board  (OTCBB)

Although the Company recently determined that it would postpone its IPO, it also concluded that given the size of the Company’s stockholder base, it would be appropriate for the Company to make itself subject to the reporting and other requirements applicable to public companies, and to seek to facilitate stockholders liquidity in their investment.  Accordingly, the Company’s registration statement under the Securities Exchange Act of 1934 has been declared effective as of June 13, 2012, and the Company expects its shares of Class A Common Stock to become available for trading on the OTC Bulletin Board on June 14, 2012.  While traded on that system, the Company’s Class A Common Stock will be

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represented by the symbol “LTAXA.”  The Company has filed an application for listing its Class A Common Stock on NASDAQ, and that application is pending.

“We believe that the tax preparation marketplace will change in response to increased regulation and oversight and have been positioning Liberty to benefit from these changes,” noted Mr. Hewitt. “Becoming a public company is another step in our process and provides us additional flexibility to finance potential growth opportunities that may present themselves.” Mr. Hewitt noted.

Conference Call

At 8:30 a.m. Eastern time on June 14, 2012, the Company will host a conference call for analysts, institutional investors and shareholders.  To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S.	866-831-6267
International	617-213-8857
Passcode:	29370301

The call will also be webcast in a listen-only format.  The link to the webcast can be accessed on the Company’s investor relations website at www.libertytax.com

Webcast replay will be available starting at approximately 12:00 p.m. Eastern time today.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s recently filed registration statement on Form 10, and will in the future be contained in Item 1A of the Company’s annual reports on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Liberty Tax Service

Liberty Tax Service is the fastest-growing retail tax preparation company in the industry’s history. Founded in 1997 by CEO John T. Hewitt, a pioneer in the tax industry, Liberty Tax Service has prepared over 10 million individual income tax returns. With 43 years of tax industry experience, Hewitt stands as the most experienced CEO in the tax preparation business, having also founded Jackson Hewitt Tax

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Service. Liberty Tax Service is the only tax franchise on the recently released Forbes “Top 20 Franchises for the Buck.”

Contact for Liberty Tax Service:
Mark F. Baumgartner
757-493-8855
investorrelations@libtax.com

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JTH Holding, Inc.

Condensed Consolidated Balance Sheets

Unaudited, amounts in thousands

	April 30,	April 30,
	2012	2011
Assets

Current assets:
Cash and cash equivalents	$19,848	$1,662
Receivables, net	76,776	66,388
Prepaid expenses and other current assets	5,655	5,381
Total current assets	102,279	73,431

Property, equipment, and software, net	23,948	18,228
Notes receivable, excluding current portion, net	35,863	35,570
Goodwill	1,913	1,913
Other intangible assets, net	22,158	17,253
Other assets, net	2,580	1,398

Total assets	$188,741	$147,793

Liabilities and Stockholders’ Equity

Current liabilities:
Current installments of long-term debt	$2,736	$1,973
Accounts payable and accrued expenses	14,170	15,625
Due to area developers	21,893	20,623
Income taxes payable	6,689	6,778
Other current liabilities	4,492	5,152
Total current liabilities	49,980	50,151

Long-term debt, excluding current installments	26,249	2,485
Revolving credit facility	—	—
Other non-current liabilities	12,310	11,030
Total liabilities	88,539	63,666

Stockholders’ Equity
Class A preferred stock, $0.01 par value per share	2,129	2,129
Special voting preferred stock, $0.01 par value per share	—	—
Class A common stock, $0.01 par value per share	103	105
Class B common stock, $0.01 par value per share	9	9
Exchangeable shares, $0.01 par value	1	1
Additional paid-in capital	3,182	4,811
Accumulated other comprehensive income, net of taxes	676	381
Retained earnings	94,102	76,691
Total stockholders’ equity	100,202	84,127

Total liabilities and stockholders’ equity	$188,741	$147,793

JTH Holding, Inc.

Condensed Consolidated Income Statement

Unaudited, amounts in thousands, except per share and share data

	Three months ended April 30,		Years ended April 30,
	2012	2011	2012	2011

Revenues:
Franchise fees, net	$7,225	$5,131	$14,145	$13,148
Royalties and advertising fees	31,347	30,677	49,964	46,879
Financial products	11,454	9,730	22,903	16,507
Tax preparation fees, net of discounts	4,872	3,452	7,026	4,789
Other income	4,891	4,709	15,062	14,201
Total revenues	59,789	53,699	109,100	95,524

Operating expenses:
Employee compensation and benefits	9,691	7,871	29,802	25,162
General and administrative expenses	8,039	7,932	25,709	20,537
Advertising expense	2,957	2,306	15,346	15,078
Depreciation, amortization, and impairment charges	2,204	1,667	7,169	6,062
Costs associated with postponed IPO	1,348	—	1,348	—
Other expense	28	69	71	170
Total operating expenses	24,267	19,845	79,445	67,009

Income from operations	35,522	33,854	29,655	28,515

Other income (expense):
Foreign currency transaction gains	8	56	4	75
Interest expense	(348)	(437)	(1,854)	(1,954)
Income before income taxes	35,182	33,473	27,805	26,636
Income tax expense	13,143	13,665	10,394	10,874

Net income	$22,039	$19,808	$17,411	$15,762

Net income attributable to common stockholders	$16,338	$14,689	$12,926	$11,639

Earnings per share:
Basic	$1.58	$1.40	$1.24	$1.10
Diluted	$1.56	$1.37	$1.23	$1.08

Weighted-average shares oustanding:
Basic	10,325,213	10,478,492	10,383,780	10,588,954
Diluted	14,104,054	14,433,353	14,167,890	14,662,313

JTH Holding, Inc.

Condensed Consolidated Statements of Cash Flows

Unaudited, amounts in thousands

	Years ended April 30,
	2012	2011

Net cash provided by operating activities	$20,443	$24,775

Cash flows from investing activities:
Issuance of operating loans to franchisees	(67,969)	(56,400)
Payments received on operating loans from franchisees	60,918	50,921
Purchases of assets from franchisees	(4,741)	(3,091)
Proceeds from sale of customer lists and other assets	2,146	1,711
Investment in affiliate	(1,009)	—
Purchases of property and equipment	(10,288)	(7,051)
Net cash used in investing activities	(20,943)	(13,910)

Cash flows from financing activities:
Proceeds from the exercise of stock options	742	3,805
Repurchase of common stock	(4,260)	(10,076)
Repurchase of preferred stock	—	(2,722)
Term debt borrowings	25,000	—
Repayment of long-term debt	(2,118)	(2,284)
Borrowings under revolving credit facility	124,270	135,484
Repayments under revolving credit facility	(124,270)	(135,484)
Deferred financing costs	(1,123)	(333)
Tax benefit of stock option exercises	458	408
Net cash provided by (used in) financing activities	18,699	(11,202)

Effect of exchange rate changes on cash, net	(13)	(113)
Net increase (decrease) in cash and cash equivalents	18,186	(450)
Cash and cash equivalents at beginning of year	1,662	2,112

Cash and cash equivalents at end of year	$19,848	$1,662

Supplementary cash flow data:
Cash paid for interest, net	$1,640	$1,671
Cash paid for taxes	7,222	8,032

JTH Holding, Inc.

Operational Data

Unaudited, amounts in thousands, except offices and net average fee

	Years ended April 30,
	2012	2011

Offices (1)
US	3,920	3,590
Canada	263	255
Total	4,183	3,845

Returns
US (offices)	1,790	1,658
US (internet)	113	98
Canada	285	288
Total	2,188	2,044

Systemwide revenue (2)
US	$337,000	$317,000
Canada	22,100	21,600
Total	$359,100	$338,600

Net average fee per tax return prepared (3)
US (Offices)	$188	$191
Canada	$78	$75

(1) We measure our number of offices per fiscal year based on franchised and company-owned offices open at any point during the tax season.

(2) Our systemwide revenue represents the total tax preparation revenue generated by our franchised and company-owned offices.  It does not represent our revenue, but because our franchise royalties are derived from the operations of our franchisees, and because we maintain an infrastructure to support systemwide operations, we consider growth in systemwide revenue to be an important measurement.

(3) The net average fee per tax return prepared reflect amounts for our franchised and company-owned offices.

JTH Holding, Inc.

Non - GAAP Reconciliation

Unaudited, amounts in thousands, except per share and share data

We report our financial results in accordance with generally accepted accounting principles (GAAP).  However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaninful comparisions between current year results and prior periods.  Reconciliations to GAAP financial measures are provided below.  These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

	Years ended April 30,
	2012	2011

Pre-tax income - as reported	$27,805	$26,636

Add back (pre-tax):
Costs associated with postponed IPO	1,348	—
Foreign currency transaction gains	(4)	(75)

Pre-tax income - as adjusted	$29,149	$26,561

Revenues as reported	$109,100	$95,524

Pre-tax margin - as reported	25.5%	27.9%
Pre-tax margin - as adjusted	26.7%	27.8%

	Consolidated Net Income
	Years ended April 30,
	2012		2011
	After tax	Per share	After tax	Per share

Net income - as reported	$17,411	$1.23	$15,762	$1.08

Add back (net of tax):
Costs associated with postponed IPO	844	0.06	—	—
Foreign currency transaction gains	(3)	—	(44)	(0.01)

Net income- as adjusted	$18,252	$1.29	$15,718	$1.07

Diluted weighted-average shares outsanding		14,167,890		14,662,313